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                                                                   EXHIBIT 11.1

                        GULF SOUTH MEDICAL SUPPLY, INC.
                       COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                  Year Ended December 31,
                              ------------------------------
                                1996       1995       1994
                              --------   --------   --------
Average shares
 outstanding ..............     15,287     13,841     12,877
Net effect of common
 stock options --
 based on the treasury
 method using  average
 market value .............        132        153        196
                              --------   --------   --------
Weighted average
 number of
 common shares ............     15,419     13,994     13,073
                              ========   ========   ========
Net income ................   $ 10,694   $  8,160   $  5,796
Interest on convertible
 subordinated debt,
 net of income tax
 credit ...................       --         --           98
                              --------   --------   --------
                              $ 10,694   $  8,160   $  5,894
                              ========   ========   ========
Net income per
 share ....................   $    .69   $    .58   $    .45
                              ========   ========   ========